RG America Announces Record First Quarter Financial Results

Net Income Increases Exponentially (Almost Four-Fold) Over First Quarter 2005, Resulting in Earnings of $0.03 Per Share for the 1st Quarter.

Dallas, TX- 6/23/06 -- RG America, Inc., (“RG”) (OTCBB: RGMI) a Dallas-based insurance restoration company specializing in recovery, remediation, roofing and re-construction of insurance losses, announced record financial results for its first quarter, ended March 31, 2006. The Company its Form 10-QSB yesterday, stating substantial increases in operating revenues and net income over the comparable period in 2005.

For the first quarter of 2006, RG attained revenues from operations of $9,272,836; an increase of 216% compared to first quarter 2005 revenues of $2,934,566. Net income increased approximately 3,948%, from $21,385 in the first three months ending March 31, 2005, to $865,621 for the same time this year.

Bruce A. Hall, CFO for RG America, Inc., commented, “RG’s record first quarter 2006 results are encouraging, and we are pleased with the continued positive direction the Company is headed. As RG America continues its strong success in the insurance restoration and reconstruction industry, we expect to see continued growth trends for the Company.”

“Our first quarter numbers are largely due to the overwhelming demand for RG’s commercial property restoration services in the aftermath of last year’s Hurricanes Katrina, Rita and Wilma,” stated J. E. (Ted) Rea, CEO for RG America. “Recent statements by experts in the field of severe weather predictions, including those of the National Oceanic and Atmospheric Administration (NOAA) and The University of Colorado, have indicated that a very active 2006 Hurricane Season is imminent, and we anticipate increasing our workload even further in the coming months. As the growth of RG’s reputation for quality restoration for our customers after catastrophic events continue, we look forward to a solid future,” he continued.

About RG America:

RG America is a family of companies delivering both insurance restoration services and targeted insurance services/products to multi-family, retail and commercial real estate properties that have experienced catastrophic losses caused by hurricane, flood, fire, wind or hail. Its restoration subsidiaries specialize in remediation, insurance recovery, roofing, re-construction and project management for insurance losses.

A number of statements in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the SEC. The actual results that the Company may achieve may differ materially from any forward-looking statements due to such risks and uncertainties.

Contact:

Kevin L. Dahlberg	Tim Clemensen
RG America	Rubenstein Investor Relations
(972) 919-4774 ext. 224	212-843-9337